Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Wednesday, October 29, 2014

TFS Financial Corporation's Earnings Highest Since 2007 IPO
Earns Nearly $66 Million, Most Since S&L Went Public

(Cleveland, OH - October 29, 2014) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and fiscal year ended September 30, 2014.
The Company reported net income of $65.9 million for the fiscal year ended September 30, 2014, compared to net income of $56.0 million for the fiscal year ended September 30, 2013. The increase in net income for the fiscal year is primarily the result of a decrease in the provision for loan losses, but also impacted by an increase in net interest income and a decrease in non-interest expenses, partially offset by a lower gain on the sale of loans. The Company reported net income of $15.9 million for the quarter ended September 30, 2014, compared to net income of $15.8 million for the quarter ended September 30, 2013, with no significant individual variances between the two periods.
"This has been a year full of sunshine and blue skies for Third Federal,”  said Marc A. Stefanski, chairman and CEO.   “We’re proud to announce our highest annual earnings since becoming a public company in 2007. We have also remained focused on our three-dimensional approach of adding value for our shareholders.  We have reinstated our dividend, grown the balance sheet, and are actively buying back our stock. Thanks to our associates for their hard work, our customers for their loyalty, and our shareholders and communities for their ongoing support.  We look forward to continued success and sunny skies in the future."
Net interest income was slightly higher for both the quarter and fiscal year ended September 30, 2014, as compared to the corresponding prior year period. The average cost of our interest-bearing liabilities has been reduced by managing retail deposit pricing and gathering additional funds as needed via wholesale channels. On a fiscal year basis, the lower interest expense, resulting from lower interest rates on deposits and a shift to more borrowed funds, was partially offset by lower interest income due to lower yields on interest-earning assets. Continuing the trend of the past few fiscal years, while overall net interest income has increased, both current year interest income and expense were lower than the prior year. However, on a quarterly basis, while net interest income was still higher in the current period, both interest income and expense were higher in the quarter ended September 30, 2014 than the quarter ended September 30, 2013. Net interest income was $66.7 million for the quarter ended September 30, 2014 and $66.1 million for the quarter ended September 30, 2013. Net interest income increased $2.8 million, or 1.1%, to $271.4 million for the fiscal year ended September 30, 2014 from $268.6 million for the fiscal year ended September 30, 2013. The interest rate spread was 2.16% for the quarter ended September 30, 2014 and 2.24% for the quarter ended September 30, 2013, as an increase in longer duration FHLB advances improved our interest rate risk characteristics, but tempered the decline in the average cost of interest-bearing liabilities. The interest rate spread for the fiscal year ended September 30, 2014 was 2.26% compared to 2.25% last fiscal year. The net interest margin for the quarter ended September 30, 2014 was 2.34% compared to 2.43% for the quarter ended September 30, 2013. The net interest margin for the fiscal year ended September 30, 2014 was 2.42% as compared to 2.46% for the fiscal year ended September 30, 2013.
The Company continues to experience improving loan performance metrics, resulting in a lower provision for loan losses and net charge-offs for this fiscal year compared to last year. The Company recorded a provision for loan losses of $19.0 million for the fiscal year ended September 30, 2014 compared to $37.0 million for the fiscal year ended September 30, 2013. The Company reported $30.2 million of net loan charge-offs for the fiscal year ended September 30, 2014 compared to $44.9 million for the fiscal year ended September 30, 2013. Of the $30.2 million of net charge-offs in the current fiscal year, $13.5 million occurred in the residential core portfolio (first mortgage loans other than the Home Today portfolio), $11.0 million occurred in the equity loans and lines of credit portfolio and $5.7 million occurred in the Home Today portfolio. The allowance for loan losses was $81.4 million, or 0.76% of total loans receivable, at September 30, 2014, compared to $92.5 million, or 0.91% of total loans receivable, at September 30, 2013. The Company recorded a provision for loan losses of $4.0 million for both of the three month periods ended September 30, 2014 and September 30, 2013. The Company reported $5.1 million of net loan charge-offs for the three months ended September 30, 2014 compared to $8.0 million for the three months ended September 30, 2013. Of the $5.1 million of net charge-offs, $2.3 million occurred in the residential core portfolio, $2.0 million occurred in the equity loans and lines of credit portfolio and $0.9 million occurred in the Home Today portfolio. The Home Today portfolio, which essentially has been in run-off mode status since 2009, totaled $154.2 million at September 30, 2014 and $178.4 million at September 30, 2013.

Non-accrual loans decreased $20.3 million to $135.5 million, or 1.27% of total loans, at September 30, 2014 from $155.8 million, or 1.53% of total loans, at September 30, 2013. The $20.3 million decrease in non-accrual loans for the fiscal year ended September 30, 2014 consisted of a $11.7 million decrease in the residential core portfolio; a $4.9 million decrease in the Home Today portfolio; and a $3.8 million decrease in the equity loans and lines of credit portfolio.
Total loan delinquencies decreased $41.0 million to $93.0 million, or 0.87% of total loans receivable, at September 30, 2014 from $134.0 million, or 1.31% of total loans receivable, at September 30, 2013.
Total troubled debt restructurings decreased $15.3 million at September 30, 2014, to $186.4 million from $201.7 million at September 30, 2013. Of the $186.4 million of troubled debt restructurings recorded at September 30, 2014, $60.1 million was in the Home Today portfolio, $105.6 million was in the residential core portfolio and $20.7 million was in the equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $79.5 million at September 30, 2014 and $84.9 million at September 30, 2013.
Total non-interest expenses decreased $2.2 million to $175.5 million for the fiscal year ended September 30, 2014 from $177.7 million for the fiscal year ended September 30, 2013, with decreases in other operating expenses and federal insurance premiums and assessments being partially offset by increases in compensation, marketing and real estate owned expenses.
Total assets increased by $541.4 million, or 5%, to $11.81 billion at September 30, 2014 from $11.27 billion at September 30, 2013. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments.
While the combination of cash and cash equivalents and investment securities essentially remained the same, with balances of $750.3 million at September 30, 2014 and $763.4 million at September 30, 2013, a shift from cash equivalents to investment securities improved the interest yield on those assets.
The combination of loans held for investment, net and mortgage loans held for sale increased $547.4 million, or 5%, to $10.64 billion at September 30, 2014 from $10.09 billion at September 30, 2013. Residential core mortgage loans, including those held for sale, increased $711.1 million during the fiscal year ended September 30, 2014, while the equity loans and lines of credit portfolio decreased $161.5 million. While still maintaining a physical presence in only Ohio and Florida, as a result of the Company's new state expansion through the use of internet, customer service calls and direct mail marketing, the Company now originates first mortgage loans and home equity loan products in 21 states and the District of Columbia. Total first mortgage loan originations were $2.12 billion for the fiscal year ended September 30, 2014, of which 39% were adjustable rate mortgages and 40% were fixed-rate mortgages with terms of 10 years or less. During the fiscal year ended September 30, 2014, loan sales of $76.0 million were completed, consisting of $51.3 million of first mortgage loan originations to Fannie Mae and $24.7 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II). Net gain on the sale of these loans was $2.0 million. Current year loan sales were less than the previous year due to the strategic decision to not sell whole loans to private investors, as was done the previous year. During the fiscal year ended September 30, 2013, loan sales of $349.2 million were completed, consisting of $72.4 million of fixed rate loans that qualified under Fannie Mae's HARP II, $148.7 million of fixed rate non-agency whole loans and $128.1 million of variable rate loans. Net gain on the sale of these loans was $8.3 million.
Deposits increased $189.4 million, or 2%, to $8.65 billion at September 30, 2014 from $8.46 billion at September 30, 2013. The increase in deposits was the result of a $147.0 million decrease in our savings accounts, a $37.0 million decrease in our checking accounts and a $373.4 million increase in our CDs and accrued interest for the fiscal year ended September 30, 2014. To manage our interest costs and to fund the growth in assets, a combination of CDs and borrowed funds from the FHLB were used. Total deposits include $356.7 million and $13.0 million of brokered CDs at September 30, 2014 and September 30, 2013, respectively. The brokered CDs at September 30, 2014 had average original funding terms of 52 months.
Borrowed funds, all from the FHLB, increased $393.5 million, to $1.14 billion at September 30, 2014 from $745.1 million at September 30, 2013. This increase reflects a combination of an additional $450.0 million of mainly four- to five- year term advances offset by a combination of $6.0 million of lower overnight advances and other principal repayments, as asset growth and stock repurchases led to increased cash demands during the period. To facilitate the increase in FHLB borrowings, an additional $4.8 million of FHLB stock was purchased during the fiscal year ended September 30, 2014.
Principal, interest and related escrow on loans serviced decreased $21.1 million, to $54.7 million at September 30, 2014 from $75.7 million at September 30, 2013. This change primarily reflects the impact of a lower balance in the sold loan portfolio, which was $2.51 billion at September 30, 2014, compared to $2.97 billion at September 30, 2013.
Total shareholders' equity decreased $32.0 million to $1.84 billion at September 30, 2014 from $1.87 billion at September 30, 2013. Activity reflects $65.9 million of net income in the current fiscal year reduced by $103.1 million of repurchases of outstanding common stock (including $34.8 million in the current quarter), a quarterly dividend of $4.9 million, and a combination of adjustments related to our stock compensation plan, ESOP and accumulated other comprehensive loss. During the quarter ended September 30, 2014, the Company's fifth stock repurchase program was completed and the sixth stock repurchase program, which allows for the purchase of 10,000,000 additional shares, was established. During the quarter ended September 30, 2014, a total of 2,470,000 shares were repurchased at an average cost of $14.09 per share. A total of 7,770,300 shares were repurchased at an average cost of $13.27 per share during the fiscal year ended September 30, 2014. At September 30, 2014, there were 9,385,950 shares remaining to be purchased under the sixth repurchase program. The Company declared and paid a quarterly dividend of $0.07 per share during the quarter ended September 30, 2014, which was the first quarterly dividend paid since May, 2010. As a result of a July 31, 2014 mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns 75% of the outstanding stock of the Company, waived the receipt of its share of the dividend paid, and is expected to waive its right to receive up to a total of $0.21 per share of future quarterly dividends from the Company prior to July 31, 2015.
At September 30, 2014, all capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The tier 1 risk-based capital ratio was 21.80% and the total risk-based capital was 22.92% for the Association. The Association's current capital ratios are lower than its ratios at September 30, 2013 (22.85% tier 1 risk-based capital ratio and 24.10% total risk-based capital ratio), due to an $85 million cash dividend payment that the Association made to the Company, its sole shareholder, on December 27, 2013. Because of its intercompany nature, this dividend payment had no impact on the Company's capital ratios or its consolidated statement of condition. Additionally, the tier 1 risk-based capital ratio was 25.23% and the total risk-based capital was 26.34% for the Company.
The Company will host a conference call to discuss its operating results for the three month and fiscal year period ended September 30, 2014 at 3:00 p.m. (ET) on Thursday, October 30, 2014. The toll-free dial-in number is 866-952-1907, Conference ID TFSLQ414. A telephone replay will be available beginning at 5:00 p.m. (ET) on October 30, 2014 by dialing 800-695-2533. The conference call will be simultaneously webcast on the Company's website www.thirdfederal.com under the Investor Relations link under the "About Us" tab, and will be archived for 30 days after the event, beginning October 31, 2014. The slides for the conference call will be available on the Company's website.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of September 30, 2014, the Company’s assets totaled $11.8 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings and Loan Association of Cleveland, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury or the Federal Reserve Board and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to, trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the impact of the continuing governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), which will continue to impact us;

•
the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty regarding the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the continuing impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of our loans and other assets; and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2014	September 30, 2013
ASSETS
Cash and due from banks	$26,886	$34,694
Interest-earning cash equivalents	154,517	251,302
Cash and cash equivalents	181,403	285,996
Investment securities:
Investment securities available for sale (amortized cost $570,549 and $480,664, respectively)	568,868	477,376
Mortgage loans held for sale, at lower of cost or market ($4,570 and $3,369 measured at fair value, respectively)	4,962	4,179
Loans held for investment, net:
Mortgage loans	10,708,483	10,185,674
Other loans	4,721	4,100
Deferred loan fees, net	(1,155)	(13,171)
Allowance for loan losses	(81,362)	(92,537)
Loans, net	10,630,687	10,084,066
Mortgage loan servicing assets, net	11,669	14,074
Federal Home Loan Bank stock, at cost	40,411	35,620
Real estate owned	21,768	22,666
Premises, equipment, and software, net	56,443	58,517
Accrued interest receivable	31,952	31,489
Bank owned life insurance contracts	190,152	183,724
Other assets	72,469	71,639
TOTAL ASSETS	$11,810,784	$11,269,346
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,653,878	$8,464,499
Borrowed funds	1,138,639	745,117
Borrowers’ advances for insurance and taxes	76,266	71,388
Principal, interest, and related escrow owed on loans serviced	54,670	75,745
Accrued expenses and other liabilities	47,874	41,120
Total liabilities	9,971,327	9,397,869
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 301,654,581 and 309,230,591 outstanding at September 30, 2014 and September 30, 2013, respectively	3,323	3,323
Paid-in capital	1,702,441	1,696,370
Treasury stock, at cost; 30,664,169 and 23,088,159 shares at September 30, 2014 and September 30, 2013, respectively	(379,109)	(278,215)
Unallocated ESOP shares	(66,084)	(70,418)
Retained earnings—substantially restricted	589,678	529,021
Accumulated other comprehensive loss	(10,792)	(8,604)
Total shareholders’ equity	1,839,457	1,871,477
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,810,784	$11,269,346

TFS Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Fiscal Year Ended September 30,
	2014	2013	2014	2013
INTEREST INCOME:
Loans, including fees	$91,579	$90,511	$363,409	$376,840
Investment securities available for sale	2,482	1,489	9,212	4,941
Other interest and dividend earning assets	503	545	2,063	2,191
Total interest and dividend income	94,564	92,545	374,684	383,972
INTEREST EXPENSE:
Deposits	24,744	25,194	93,178	111,408
Borrowed funds	3,088	1,272	10,073	4,011
Total interest expense	27,832	26,466	103,251	115,419
NET INTEREST INCOME	66,732	66,079	271,433	268,553
PROVISION FOR LOAN LOSSES	4,000	4,000	19,000	37,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	62,732	62,079	252,433	231,553
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,228	2,331	9,266	8,921
Net gain on the sale of loans	486	10	2,031	8,267
Increase in and death benefits from bank owned life insurance contracts	1,633	1,671	6,439	6,464
Other	1,231	1,279	4,164	4,816
Total non-interest income	5,578	5,291	21,900	28,468
NON-INTEREST EXPENSE:
Salaries and employee benefits	22,953	22,115	90,333	86,471
Marketing services	4,151	3,512	14,256	12,983
Office property, equipment and software	5,180	5,691	20,694	21,009
Federal insurance premium and assessments	2,415	3,184	9,911	13,019
State franchise tax	1,587	1,651	6,503	6,627
Real estate owned expense, net	2,369	1,956	9,337	6,724
Other operating expenses	6,182	5,522	24,442	30,827
Total non-interest expense	44,837	43,631	175,476	177,660
INCOME BEFORE INCOME TAXES	23,473	23,739	98,857	82,361
INCOME TAX EXPENSE	7,622	7,970	32,966	26,402
NET INCOME	$15,851	$15,769	$65,891	$55,959

Earnings per share—basic and diluted	$0.05	$0.05	$0.22	$0.18
Weighted average shares outstanding
Basic	296,342,983	302,087,477	298,974,062	301,832,758
Diluted	298,422,616	303,248,702	300,556,767	302,746,766

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended September 30, 2014				Three Months Ended September 30, 2013
	Average Balance	Interest Income/ Expense		Yield/ Cost (1)	Average Balance	Interest Income/ Expense		Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$167,047	$99		0.24%	$248,210	$168		0.27%
Investment securities	2,028	7		1.38%	7,859	9		0.46%
Mortgage-backed securities	552,461	2,475		1.79%	453,954	1,480		1.30%
Loans	10,655,437	91,579		3.44%	10,111,134	90,511		3.58%
Federal Home Loan Bank stock	40,411	404		4.00%	35,620	377		4.23%
Total interest-earning assets	11,417,384	94,564		3.31%	10,856,777	92,545		3.41%
Noninterest-earning assets	318,660				296,283
Total assets	$11,736,044				$11,153,060
Interest-bearing liabilities:
NOW accounts	$996,611	$355		0.14%	$1,023,489	$479		0.19%
Savings accounts	1,670,270	799		0.19%	1,804,815	1,253		0.28%
Certificates of deposit	6,007,956	23,590		1.57%	5,686,907	23,462		1.65%
Borrowed funds	1,030,708	3,088		1.20%	567,672	1,272		0.90%
Total interest-bearing liabilities	9,705,545	27,832		1.15%	9,082,883	26,466		1.17%
Noninterest-bearing liabilities	164,330				206,327
Total liabilities	9,869,875				9,289,210
Shareholders’ equity	1,866,169				1,863,850
Total liabilities and shareholders’ equity	$11,736,044				$11,153,060
Net interest income		$66,732				$66,079
Interest rate spread (2)				2.16%				2.24%
Net interest-earning assets (3)	$1,711,839				$1,773,894
Net interest margin (4)		2.34%	(1)			2.43%	(1)
Average interest-earning assets to average interest-bearing liabilities	117.64%				119.53%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Year Ended September 30, 2014			Year Ended September 30, 2013
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$217,928	$554	0.25%	$243,538	$635	0.26%
Investment securities	3,759	28	0.74%	8,980	36	0.40%
Mortgage-backed securities	499,083	9,184	1.84%	441,907	4,905	1.11%
Loans	10,435,065	363,409	3.48%	10,200,360	376,840	3.69%
Federal Home Loan Bank stock	38,951	1,509	3.87%	35,620	1,556	4.37%
Total interest-earning assets	11,194,786	374,684	3.35%	10,930,405	383,972	3.51%
Noninterest-earning assets	311,078			286,993
Total assets	$11,505,864			$11,217,398
Interest-bearing liabilities:
NOW accounts	$1,019,909	$1,442	0.14%	$1,023,442	$2,273	0.22%
Savings accounts	1,756,608	3,420	0.19%	1,804,127	5,669	0.31%
Certificates of deposit	5,695,063	88,316	1.55%	5,877,695	103,466	1.76%
Borrowed funds	974,644	10,073	1.03%	435,342	4,011	0.92%
Total interest-bearing liabilities	9,446,224	103,251	1.09%	9,140,606	115,419	1.26%
Noninterest-bearing liabilities	186,777			239,702
Total liabilities	9,633,001			9,380,308
Shareholders’ equity	1,872,863			1,837,090
Total liabilities and stockholders’ equity	$11,505,864			$11,217,398
Net interest income		$271,433			$268,553
Interest rate spread (1)			2.26%			2.25%
Net interest-earning assets (2)	$1,748,562			$1,789,799
Net interest margin (3)		2.42%			2.46%
Average interest-earning assets to average interest-bearing liabilities	118.51%			119.58%

(1)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by total interest-earning assets.